EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
	Investors:	Media:
	John Beck	Edie DeVine
	Ardea Biosciences	WeissComm Partners
	(858) 652-6523	(415) 946-1081
	jbeck@ardeabio.com	edevine@wcpglobal.com
Ardea Biosciences Announces Progress of Clinical Development Programs and Reports
Second Quarter and Year-to-Date 2008 Financial Results
SAN DIEGO, August 14, 2008 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a company focused on the discovery and development of small-molecule therapeutics for the treatment of human immunodeficiency virus (HIV), gout, cancer and inflammatory diseases today reported recent accomplishments and financial results for the three and six months ended June 30, 2008.
“We made significant progress during the second quarter, reporting promising preclinical and clinical data from all of our programs, including the final results of our Phase 2a study with RDEA806, our lead non-nucleoside reverse transcriptase inhibitor (NNRTI) in HIV patients, and preclinical data demonstrating the mechanism by which RDEA594, our lead product candidate for the treatment of gout patients, lowers serum uric acid levels. We also initiated a Phase 2a proof-of-concept study of RDEA806, a prodrug of RDEA594, which should allow us to provide an early confirmation of RDEA594’s activity in the target population of gout patients. Finally, we strengthened our management team, board of directors and scientific advisory board through key appointments,” said Barry D. Quart, PharmD, Ardea Biosciences’ President and CEO.
“The second half of the year should be equally productive as we plan to initiate a Phase 2b clinical study with RDEA806 in HIV patients and a Phase 1 study of RDEA594 in normal healthy volunteers. We also plan to progress our 2nd generation NNRTI and MEK inhibitors into Phase 1 clinical studies by the end of the year,” added Dr. Quart.
Recent Accomplishments
HIV
•	Announced final Phase 2a results for RDEA806, our lead NNRTI, in which RDEA806 demonstrated up to a 2.0 log placebo-adjusted reduction in plasma viral load with once-daily dosing and was well tolerated;

•	Presented the Phase 2a efficacy and safety results for RDEA806 at the XVII International AIDS Conference in Mexico City;

•	Announced preclinical data on RDEA806 demonstrating no reproductive toxicity;

•	Selected a novel 2nd generation NNRTI, RDEA427, as a development candidate for the potential treatment of HIV; and

•	Presented data demonstrating potent activity and favorable resistance profiles for our 2nd generation NNRTI family of compounds against HIV at the 21st International Conference on Antiviral Research.
Gout
•	Presented data characterizing the mechanism of action for RDEA806 and RDEA594 in lowering serum uric acid at the 2008 Annual European Congress of Rheumatology organized by the European League Against Rheumatism (EULAR 2008);

•	Identified RDEA594 as our lead product candidate for the treatment of gout; and

•	Initiated a Phase 2a proof-of-concept study to provide an early confirmation of RDEA594’s activity in gout patients with hyperuricemia using its prodrug, RDEA806.
Cancer
•	Presented preclinical and preliminary Phase 1 data in cancer patients demonstrating the potent activity and favorable pharmacokinetic profile of RDEA119 at the American Association for Cancer Research (ACCR) meeting; and

•	Presented preclinical and first-in-human micro-dose data for our 2nd generation MEK inhibitor, RDEA436 at the ACCR meeting.
Inflammation
•	Completed a Phase 1 study of RDEA119, our lead MEK inhibitor, in normal healthy volunteers demonstrating a favorable pharmacokinetic, safety and tolerability profile, and its ability to significantly inhibit inflammatory cytokines;

•	Presented data on RDEA119 demonstrating its potent activity in animal models of arthritis at EULAR 2008; and

•	Presented data on RDEA119 demonstrating a favorable anti-inflammatory profile in animal models of ulcerative colitis at Digestive Disease Week 2008.
Additionally, we announced the appointment of Craig A. Johnson to our Board of Directors and John W. Beck as Senior Vice President, Finance and Operations and Chief Financial Officer and the expansion of our inflammatory disease Scientific Advisory Board with the addition of international gout specialist, Dr. Fernando Perez-Ruiz.
Upcoming Clinical Development Milestones
We expect to achieve the following significant milestones before the end of the year:
HIV
•	Initiate a Phase 2b study of RDEA806 in HIV patients; and

•	Initiate a Phase 1 study in normal healthy volunteers of RDEA427, our 2nd generation NNRTI for the treatment of HIV.
Gout
•	Initiate a Phase 1 study of RDEA594 in normal healthy volunteers and announce pharmacokinetic and pharmacodynamic results from this study; and

•	Announce final results from a Phase 2a proof-of-concept study designed to provide an early confirmation of RDEA594’s activity in the target population of gout patients with hyperuricemia using its prodrug, RDEA806.
Cancer
•	Determine the maximum tolerated dose of RDEA119 in the ongoing Phase 1 study in advanced cancer patients.
Inflammation
•	Initiate a Phase 2a study of RDEA119 for the treatment of inflammatory disease; and

•	Initiate a Phase 1 study of RDEA436, our 2nd generation MEK inhibitor, in normal healthy volunteers.
Second Quarter and Year-to-Date 2008 Financial Results
As of June 30, 2008, we had $42.7 million in cash, cash equivalents and short-term investments, compared to $66.2 million as of December 31, 2007. The $23.5 million decrease in cash, cash equivalents and short-term investments during the first half of 2008 was due to the use of cash to fund our preclinical and clinical programs, increased personnel costs and for other general corporate purposes, including our facility relocation.
The net loss applicable to common stockholders for the three and six months ended June 30, 2008 was $15.7 million and $28.2 million, or $1.10 per share and $2.03 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2007 of $5.4 million and $8.9 million, or $0.57 per share and $0.94 per share, respectively. The net loss applicable to common stockholders for the three and six months ended June 30, 2008 included non-cash charges of $1.3 million and $2.4 million, or $0.09 per share and $0.17 per share, respectively, for stock-based compensation expense. For the same periods in 2007, we reported non-cash charges of $0.2 million and $0.4 million, or $ 0.02 per share and $0.04 per share, respectively, for stock-based compensation expense. The increase in net loss applicable to common stockholders and net loss applicable to common stockholders per share between these periods was primarily due to increased research and development expenses related to the continued development and progression of our preclinical and clinical product candidates and increased general and administrative expenses to support that effort and our overall growth.
Revenue for the six months ended June 30, 2008 was $0.3 million, compared to $0.9 million and $1.8 million for the three and six months ended June 30, 2007, respectively. There were no revenues for the three months ended June 30, 2008. Historically, our revenues have resulted from the research services we provide under our master services agreement with Valeant Research and Development, Inc. (Valeant) for their preclinical neuropharmacology program. The decrease in revenues from 2007 levels is due to the earlier than anticipated identification of a clinical development candidate from that program and Valeant’s subsequent reduction in the utilization of our research and development services.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, gout, cancer and inflammatory diseases. We have four product candidates in clinical trials and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our 2nd generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development. RDEA594, our lead product candidate for the treatment of gout, is in preclinical development. We are also seeking to provide an early confirmation of RDEA594’s activity in gout patients with hyperuricemia in a Phase 2a study using its prodrug, RDEA806. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1 study in advanced cancer patients, and have completed a Phase 1 study of RDEA119 in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our 2nd generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Collaboration revenues	$—	$857	$260	$1,750

Operating expenses:
Research and development	13,006	5,216	22,751	8,729
General and administrative	3,190	1,584	6,822	3,128

Total operating expenses	16,196	6,800	29,573	11,857

Loss from operations	(16,196)	(5,943)	(29,313)	(10,107)

Other income:
Interest income	414	568	1,021	1,179
Other income, net	51	—	186	184

Total other income	465	568	1,207	1,363

Net loss	(15,731)	(5,375)	(28,106)	(8,744)

Non-cash dividends on Series A preferred stock	—	(60)	(60)	(120)

Net loss applicable to common stockholders	$(15,731)	$(5,435)	$(28,166)	$(8,864)

Basic and diluted net loss per share applicable to common stockholders	$(1.10)	$(0.57)	$(2.03)	$(0.94)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	14,345	9,582	13,843	9,478

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2008	2007
Cash, cash equivalents and short-term investments	$42,682	$66,215
Total assets	$45,859	$68,840
Total stockholders’ equity	$38,749	$63,739

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA427, RDEA594, RDEA119, RDEA436 and our other compounds, the timing and results of our preclinical, clinical and other studies and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, and costs associated with our drug discovery and development programs and business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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